Exhibit 99.1

Edge Petroleum Announces First Quarter Financial Results and Provides Updated
2005 Guidance

          HOUSTON, April 27 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) today reported financial results for the first quarter of 2005 and provided updated 2005 guidance.  Net income for the first quarter of 2005 was $4.7 million compared to $3.3 million in the first quarter of 2004. Highlights included:

*

First quarter average production was a record quarterly production of  46.7 MMcfe per day as compared to 34.7 MMcfe per day for the same  period in 2004, an increase of 35%. Edge reported record total  estimated production of 4.2 Bcfe as compared to 3.2 Bcfe for the same  period in 2004.

*	First quarter revenue was the highest quarterly revenue ever reported at $22.9 million for 2005 as compared to $15.8 million for the same period in 2004.

*

First quarter results were significantly impacted by non-cash  unrealized derivative losses on our oil collars. The Company does not  apply cash flow hedge accounting to these economic hedges and as a  result, a pre-tax non-cash loss of $882,830 and a pre-tax gain of  $45,466 were included in loss/gain on hedging and derivatives for the  three-month periods ended March 31, 2005 and 2004, respectively.

*	First quarter reported net income was $4.7 million, a 44% increase over the same period a year ago.

*

Pro forma first quarter 2005 net income was $5.5 million as compared  to $4.0 million for the first quarter of 2004, an increase of 38%.  Pro forma net income, before the impact of deferred compensation  related to FIN 44 and unrealized derivative activity, is a non-GAAP  measure and is reconciled to GAAP net income in the table below.

          Production for the three-months ended March 31, 2005 was 4.2 Bcfe compared to the prior year first quarter 2004 production of 3.2 Bcfe.  Our average realized price was $5.46 per Mcfe for the three months ended March 31, 2005 compared to $5.00 per Mcfe in the comparable prior year period.

          As a result of higher production, predominantly from those properties acquired at year-end 2004 and higher average realized prices, we reported an increase in revenue of 45% for the first quarter of 2005 compared to the same period in 2004.  Revenue for the three months ended March 31, 2005 was $22.9 million compared to $15.8 million in the first quarter of 2004.

          Operating expenses for the three months ended March 31, 2005 totaled $15.6 million compared to $10.6 million for the same period in 2004. Depletion costs for the first quarter of 2005 totaled $8.5 million and averaged $2.03 per Mcfe compared to $5.1 million for the first quarter of 2004, an average of $1.62 per Mcfe.  Other general and administrative (G&A) costs for the first quarter of 2005, which does not include deferred compensation expense, were $2.5 million, 31% higher than the comparable prior year period total of $1.9 million due to higher compensation costs, franchise tax expense, regulatory filing costs and rent for added office space.

          During the first quarter of 2005, we recorded a non-cash charge of $261,904 as compared to $1.1 million for the same period in 2004 as required by Financial Accounting Standards Board Interpretation No. (FIN) 44, “Accounting for Certain Transactions Involving Stock Compensation.”  Edge had 150,750 options with a strike price of $7.0625 per share and 9,000 options with a strike price of $7.28 per share outstanding as of March 31, 2005, subject to FIN 44 requirements.  The average price used to calculate the compensation expense was $16.25 per share at March 31, 2005.

          Below is a recap of net income and pro forma net income excluding the impact of deferred compensation related to FIN 44 and unrealized derivatives loss:

	Three Months Ended March 31,

	2005	2004

Net Income	$4,723,530	$3,283,236
Add:
Deferred Compensation - repriced options	261,904	1,111,099
Tax impact	(91,666)	(388,885)
Net Deferred Compensation - repriced options	170,238	722,214
Add:
Unrealized derivative loss (gain)	882,830	(45,466)
Tax impact	(308,991)	15,913
Net Unrealized derivative loss (gain)	573,839	(29,553)
Pro Forma Net Income (A)	$5,467,607	$3,975,897

(A)

This information is provided because management believes the exclusion of the impact of deferred compensation related to FIN 44 and the impact of the Company’s derivatives not accounted for as cash flow hedges will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility may have on our results.

          Net income for the three months ended March 31, 2005 was $4.7 million, or basic earnings per share of $0.28 and diluted earnings per share of $0.27, an increase of 44% compared to net income for the same period a year ago of $3.3 million or basic earnings per share of $0.26 and diluted earnings per share of $0.25.  Basic shares outstanding increased by 4.3 million quarter over quarter.  Excluding deferred compensation related to FIN 44 and the unrealized loss/gain on the oil derivative, pro forma net income for the three months ended March 31, 2005 increased 38% totaling $5.5 million, or basic earnings per share of $0.32 and diluted earnings per share of $0.31, compared to pro forma net income of $4.0 million or basic earnings per share of $0.31 and diluted earnings per share of $0.30 for the three months ended March 31, 2004.

          Net cash flow provided by operating activities for the first quarter of 2005 was $18.0 million as compared to net cash flow provided by operating activities of $12.5 million for the same 2004 period.  Net cash flow provided by operating activities before working capital changes for the first quarter of 2005 was $17.3 million compared to $11.5 million for the same period in 2004.  See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

          Debt at March 31, 2005 was $10.0 million as compared to $20.0 million at December 31, 2004 and March 31, 2004.  The ratio of debt to total capital at March 31, 2005 was 5.9%.

          Michael G. Long, Edge’s Executive Vice President and CFO, commented on the financial results for the quarter noting, “The consistent execution of our strategy is reflected in our financial results this quarter where record production volumes and strong commodity prices produced record quarterly revenues.  Both our lease operating and general and administrative expense categories experienced some unusual expenses in the first quarter that we do not expect to continue.  Our expectations going forward are shown in the updated guidance, below.  Our debt to total capital is a very low 5.9% and our unused borrowing capacity is $55 million leaving us positioned to expand our capital program for drilling this year, invest aggressively for future activities and look for additional acquisition opportunities.”

          Edge’s guidance for the second quarter and full year, compared to actual results from the first quarter 2005 and full year 2004 is shown below.

	First Quarter Actual 2005	Second Quarter 2005	Full Year 2005	Actual 2004

Production, Bcfe	4.2	4.0 - 4.20	17.3 to 17.8	12.1
Operating Costs/Mcfe
Lease Operating	$0.53	$0.46 - $0.50	$0.44 - $0.49	$0.41
Production Taxes	$0.44	$0.46 - $0.50	$0.45 - $0.50	$0.36
Cash G&A (A)	$0.59	$0.52 - $0.56	$0.50 - $0.55	$0.65
DD&A	$2.05	$2.05 - $2.10	$2.00 - $2.10	$1.82
Interest and other	$0.01	$0.01 - $0.03	$0.02 - $0.05	$0.04

(A)	Assumes no non-cash, FIN 44 related charges or restricted stock amortization.

          In the normal course of business we enter into hedging transactions, including commodity price collars, swaps and floors to mitigate our exposure to commodity price movements, but not for trading or speculative purposes. Price-risk management transactions for 2005 are shown below.

2005 DERIVATIVES & HEDGES

Time Period	Volumes per day	Price Floor	Price Cap

Second Quarter 2005	10,000 Mmbtu	$5.00	$7.53
	10,000 Mmbtu	$6.00	$9.52
	200 BBl	$35.00	—
	290 BBl	—	$40.00
Third Quarter 2005	10,000 Mmbtu	$5.00	$7.67
	10,000 Mmbtu	$6.00	$9.52
	200 BBl	$35.00	—
	290 BBl	—	$40.00
Fourth Quarter 2005	10,000 Mmbtu	$6.00	$9.52
	200 BBl	$35.00	—
	290 BBl	—	$40.00

All natural gas prices are settled monthly against the Houston Ship Channel Index and crude oil prices are settled against the average NYMEX price for West Texas Intermediate Light Sweet Crude Oil.

          Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock is listed on the NASDAQ National Market under the symbol “EPEX”.

          Edge will discuss operations and financial results with any interested parties during its conference call on April 28, 2005 at 1:30 p.m. CDT. Interested parties may participate by dialing 800-683-1575 (ID#: Edge). The call will also be webcast and can be accessed by logging onto the web at http://phx.corporate-ir.net/phoenix.zhtml?p=irol- eventDetails&c=98341&eventID=1055348 .  If you are unable to participate during the live webcast, the call will be archived at http://www.edgepet.com in the Investor Relations page of the site.

          Statements regarding production volumes, drilling activity, hedging levels, all guidance, forecasts for the second quarter and full year 2005, including debt levels, production and earnings, performance goals and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

          Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals.

EDGE PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,

	2005	2004

OIL AND NATURAL GAS REVENUE
Oil and natural gas sales	$23,928,689	$15,796,491
Gain (loss) on hedging and derivatives	(984,844)	18,166
Total revenue	22,943,845	15,814,657
OPERATING EXPENSES:
Lease operating expenses	2,242,465	1,205,073
Severance and ad valorem taxes	1,866,488	1,044,714
Depletion, depreciation, amortization and accretion	8,635,629	5,242,416
General and administrative expense:
Deferred compensation - FIN 44	261,904	1,111,099
Deferred compensation - restricted stock	143,599	96,500
Other general and administrative expenses	2,489,725	1,900,827
Total operating expenses	15,639,810	10,600,629
OPERATING INCOME	7,304,035	5,214,028
OTHER INCOME AND EXPENSE:
Interest expense, net of amounts capitalized	—	(114,278)
Amortization of deferred loan costs	(35,535)	(29,636)
Interest and other income	32,346	4,008
INCOME BEFORE INCOME TAX EXPENSE	7,300,846	5,074,122
INCOME TAX EXPENSE	(2,577,316)	(1,790,886)
NET INCOME	$4,723,530	$3,283,236
BASIC EARNINGS PER SHARE	$0.28	$0.26
DILUTED EARNINGS PER SHARE	$0.27	$0.25
BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	17,042,389	12,725,951
DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	17,692,122	13,317,839
Production:
Gas - Mcf	3,202,230	2,421,980
Oil - Bbls	83,011	53,828
Natural gas liquids (NGL) - Bbls	84,089	69,485
Gas Equivalent - Mcfe	4,204,827	3,161,858
Realized Product Prices:
Gas - $per Mcf (A)	$5.83	$5.35
Oil - $per Bbl (A)(B)	$34.01	$33.60
NGL - $per Bbl	$17.48	$15.03
Gas Equivalent - $per Mcfe (A)	$5.46	$5.00

Notes:
(A)	Includes the effect of hedging and derivative transactions.
(B)

The average realized price, excluding unrealized derivative losses/gains related to our oil collars, was $44.65 per barrel and $32.75 per barrel for the three-month period ended March 31, 2005 and 2004, respectively.

EDGE PETROLEUM CORPORATION
Non-GAAP Disclosure Reconciliation

	Three Months Ended March 31,

	2005	2004

Net cash flow provided by operating activities	$17,969,010	$12,475,699
Changes in working capital accounts	(697,667)	(967,392)
Net cash flow provided by operating activities before working capital changes	$17,271,343	$11,508,307

Note:

Management believes that net cash flow provided by operating  activities before working capital changes is relevant and useful  information that is commonly used by analysts, investors and other  interested parties in the oil and gas industry as a financial  indicator of an oil and gas company’s ability to generate cash  used to internally fund exploration and development activities and  to service debt. Net cash flow provided by operating activities  before working capital changes is not a measure of financial  performance prepared in accordance with accounting principles  generally accepted in the United States of America (“GAAP”) and  should not be considered in isolation or as an alternative to net  cash flow provided by operating activities. In addition, since  net cash flow provided by operating activities before working  capital changes is not a term defined by GAAP, it might not be  comparable to similarly titled measures used by other companies.

SOURCE  Edge Petroleum Corporation
          -0-                                                  04/27/2005
          /CONTACT:  Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
          /Web site:  http://www.edgepet.com /